EXHIBIT 21

LIST OF SUBSIDIARIES

Direct Subsidiaries

First Channel Limited, a British Virgin Islands corporation

Windsor Honour Limited, a British Virgin Islands corporation

Phoenix Creation Global Limited, a British Virgin Islands corporation

Indirect Subsidiaries

Union Beam Investment Limited, a Hong Kong corporation

Union Care Investment Limited, a Hong Kong corporation

Union Beam Trading ( Shenzhen ) Limited, a Chinese corporation

Sino Silver ( Qianhai ) Holdings Limited, a Chinese corporation

Sino Silver ( Beijing ) Elderly Service Limited, a Chinese corporation

Sino Silver ( Zhuhai Hengqin ) Elderly Service Limited, a Chinese corporation